MARVIN WINKLER
                			      EMPLOYMENT AGREEMENT



	AGREEMENT, dated as of the 1st day of April, 1995, by and between SIGNAL APPAREL COMPANY, INC., an Indiana corporation
("SIGNAL"), and  MARVIN WINKLER ("EMPLOYEE").

			W I T N E S S E T H:

	WHEREAS, Signal has determined that it is in its best interest that Signal retain the services of Employee as Chairman of the Board and Chief Executive Officer of Signal; and

	WHEREAS, Employee has agreed that upon the execution of this Agreement by the parties hereto, he shall assume the responsibilities of  Chairman of the Board and Chief Executive
Officer of Signal, subject to the terms and conditions contained herein.
 .
	NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

	1.  EMPLOYMENT PERIOD.

		Signal hereby agrees to employ Employee, and Employee hereby agrees to become employed by Signal for a period of three
(3) years, commencing, subject to the fulfillment of the condition described in Section 12 hereof, on April 1, 1995 (the "COMMENCEMENT DATE") and ending on March 31, 1998 (the "INITIAL TERM"). At the end of the Initial Term and each successive one year period thereafter, this Agreement shall be automatically extended for additional terms of one year (each a "RENEWAL TERM"), unless either party delivers written notice of termination not less than 90 days prior to the end of the Initial Term (with respect to the first Renewal Term) or the end of the then current Renewal Term, as the case may be. Notwithstanding the foregoing, Employee's employment may be terminated prior to the end of the Initial Term or any Renewal

Term in accordance with Section 3. The Initial Term and all
Renewal Terms are collectively referred to herein as the "EMPLOYMENT PERIOD."

	2.  TERMS OF EMPLOYMENT.

		(a)  POSITION AND DUTIES.

			(i) During the Employment Period, Employee shall be employed as Chairman of the Board and Chief Executive Officer of Signal with the authority, duties and responsibilities assigned to Employee by the Board of Directors of Signal, which shall be reasonably comparable to, but need not be the same as, those held, exercised or assigned to a similarly situated Chief Executive
Officer in the apparel industry as of the date of this Employment
Agreement; provided, however, that any commitments, expenditures or investments shall require the prior approval of each of the Chief Executive Officer, the President and the Chief Financial Officer.

			(ii) During the Employment Period (excluding any periods of vacation and sick leave to which Employee is entitled), Employee agrees that he will devote reasonable attention and time during normal business hours to the business and affairs of Signal and perform his duties hereunder to the best of his ability and in a diligent and proper manner and that he will not, during the term of this Employment Agreement, actively or inactively, directly or indirectly, enter into the employment of or render services to or hold any other investment or other interest in or otherwise become associated with any other person, business, partnership, association, corporation or other entity except that Employee shall have the right to make (i) investments in public companies (not to exceed 4.9% of the issued and outstanding capital stock of any one such public company), (ii) passive investments unrelated to the business of Signal where Employee's sole obligation is to invest monies and where after such investment, Employee would not spend any time in connection therewith, (iii) those investments set forth in EXHIBIT A attached hereto and (iv) other investments with the prior approval of Signal's Board of Directors, provided, however, that none of the foregoing investments shall interfere with Employee's duties above.

		(b)  COMPENSATION AND BENEFITS.

			(i) BASE SALARY. During the Employment Period, Employee shall be paid a base salary of $370,000.00 per year
("ANNUAL BASE SALARY"), installments of which shall be paid at least as frequently as monthly until such time as Annual Base
Salary may be increased in accordance with the desires of the Board of Directors of Signal.

			(ii) ANNUAL BONUS - In addition to the Annual Base Salary, Employee shall receive a bonus in an amount based upon certain specified performance criteria to be agreed upon by Signal and Employee ("ANNUAL BONUS"); provided, however, that any bonus award shall be determined by the Board of Directors. Any subjective determination of performance will be made solely by the Board of Directors. Employee shall also be entitled to participate in any bonus plans adopted by the Board of Directors of Signal.

			 (iii)  EMPLOYEE BENEFITS.  In addition to
Annual Base Salary, Annual Bonus and any other bonuses which may be earned during the Employment Period as hereinabove provided, Employee shall be entitled to the benefits set forth on EXHIBIT B hereto.


			 (iv)  WARRANTS.  Upon execution hereof, Signal
shall execute and deliver to Employee a warrant certificate which grants to Employee the right to purchase One Million (1,000,000) shares of Signal's Common Stock ("COMMON STOCK") in accordance with the terms and conditions thereof ("WARRANT CERTIFICATE").
The Warrant Certificate shall provide for the period within which warrants issued thereunder may be exercised beginning the respective dates on which such warrants vest and terminating two years after vesting. Warrants issued thereunder shall vest monthly over a two year period commencing the effective date hereof on a pro rata basis.

			(v) CONVERSION OF PURCHASE NOTES. Signal hereby grants to Employee, MW Holdings, L.P. and Sherri Winkler and
Employee hereby exercises (and agrees to cause Sherri Winkler and MW Holdings, L.P. to immediately exercise) the right to convert the preferred stock of Signal received upon conversion of the Purchase
Notes ( as defined in that certain Stock Purchase Agreement dated October 5, 1994 among Signal, Employee, Sherri Winkler, MW
Holdings,L.P. and other parties named therein ) into One Million (1,000,000) shares of Common Stock.. Holders of Common Stock issued pursuant to Section 2(b)(iv) hereof and this Section 2(b)(v) shall be entitled to registration rights as set forth in a registration rights agreement, in the form attached hereto as EXHIBIT C.

			(vi) EXPENSES. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in the performance of his duties as Chairman of the Board and Chief Executive Officer
(including reasonable lodging and first class travel incurred in connection with the performance of his duties hereunder), such reimbursement to be made against the submission by Employee of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies as in effect at any time applicable to executives of Signal.

			(vii) HOUSING ALLOWANCE. Signal shall pay to Employee a six (6) month housing allowance of $5,000 per month, provided that any payments made in respect thereof prior to the Commencement Date shall be credited against such allowance.

			(viii) VACATION. During the Employment Period, Employee shall be entitled to eight (8) weeks of paid vacation per year in accordance with the practices of Signal.


3.      TERMINATION OF EMPLOYMENT.

		(a)  DEATH OR DISABILITY.

			Employee's employment shall terminate automatically upon Employee's death during the Employment Period. If during the Employment Period, Employee should suffer from Disability (pursuant to the definition of "Disability" set forth below), Signal may give Employee written notice in accordance with Section 9(b) of this Agreement of an intention to terminate Employee's employment. In such event, Employee's employment with Signal shall terminate effective on the 30th day after receipt of such notice by Employee
(the "DISABILITY EFFECTIVE DATE"); provided that within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee's duties. For purposes of this Agreement, "DISABILITY" means the absence of Employee from his duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent, as defined in Signal's disability plan, by a physician selected by Signal or its insurers and who is acceptable to Employee or to Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably).

		(b)  CAUSE.

			Signal may terminate Employee's employment during the Employment Period for "Cause ". For purposes of this Agreement, "Cause" means

		(i) an act or acts of personal dishonesty, fraud, embezzlement or similar activities on the part of Employee;

		(ii) a willful breach of Sections 2(a), 7 or 8 of this Employment Agreement;

		(iii) a conviction of, or the entering of a guilty or no contest plea to, any felony;

		(iv) a conviction of, or the entering of a guilty or no contest plea to , any crime involving moral turpitude on his part; or

		(v) a failure to cease or correct a material failure to discharge his duties and responsibilities hereunder within 30 days following written notice of such failure, which notice shall state with reasonable particularity the specific acts or omissions constituting such failure; provided, however, the Board of Directors of Signal (the "BOARD") shall not terminate employment under this Employment Agreement or remove Employee pursuant to this subsection 3(b)(v) unless the Board of Directors of Signal (acting unanimously without the designee(s) of Employee) shall have notified Employee and given him an opportunity to explain such failure to the Board and the Board
(acting unanimously without the designee(s) of Employee) shall have reasonably and in good faith concluded, after any such presentation Employee may make, that it is unlikely that Employee will be able to properly resume and discharge his duties and obligations hereunder.

		(c)  GOOD REASON.

			Employee's employment may be terminated during the Employment Period by Employee, at his election, for Good Reason.
For purposes of this Agreement, "Good Reason" means:

			(i)  the assignment to Employee of duties
inconsistent with Employee's position, authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by Signal which results in a material diminution in such position, authority, duties or responsibilities below that established under Section 2(a)(i) of this Agreement, unless consented to in writing by Employee; provided, however, that the parties hereby acknowledge that, in order for Signal to continue to operate its business in the future as a going concern, additional funding may be required and any failure to obtain such funding shall not be grounds for a termination for Good Reason.

			(ii) any failure by Signal to comply with any of the provisions of Section 2(b) of this Agreement, unless consented to in writing by Employee; provided, however, neither (A) the failure of Employee to agree to any performance standards used to determine the computation of Annual Bonuses, nor (B) any failure not occurring in bad faith shall be deemed to be a failure to comply with the provisions of Section 2(b) of this Agreement;

			(iii) any purported termination by Signal of Employee's employment prior to the expiration of the Employment
Period otherwise than as expressly permitted by this Agreement; or

			(vi)  failure by Signal to comply with and satisfy
Section 10(c) of this Agreement.

		(d)  NOTICE OF TERMINATION.

			Any termination by Signal for Cause or by Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "NOTICE OF
TERMINATION" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by Employee or by Signal, as the case may be, to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as the case may be, shall not waive any right of Signal or Employee hereunder or preclude Signal or Employee from asserting such fact or circumstance in any subsequent action to enforce their respective rights hereunder.

		(e)  DATE OF TERMINATION.

			"DATE OF TERMINATION" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, (i) if Employee's employment is terminated by Signal for Cause, the Date of Termination shall be the earlier of the date on which Signal gives Employee actual notice of such termination or the date of receipt of the Notice of Termination, and (ii) if Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Employee or the Disability Effective Date, as the case may be.

	4.  OBLIGATION OF SIGNAL UPON TERMINATION.

		(a)  DEATH.

			If Employee's employment is terminated by reason of Employee's death during the Employment Period, this Agreement shall terminate, other than the payment of the following obligations of Signal, without further obligations of Employee's legal representatives under this Agreement:

			(i) the portion of Annual Base Salary accrued through the Date of Termination to the extent not theretofore paid, and

			(ii) any compensation previously deferred by Employee (together with any accrued interest thereon) and not yet paid by Signal and any accrued vacation pay not yet paid by Signal.

			The amounts described in paragraphs (i) and (ii) are hereafter referred to as "ACCRUED OBLIGATIONS". All Accrued
Obligations shall be paid to Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

		(b)     DISABILITY.

			If Employee's employment is terminated by reason of Employee's Disability during the Employment Period, this Agreement shall terminate without further obligations to Employee, other than for Accrued Obligations. All Accrued Obligations shall be paid to Employee in a lump sum in cash within 30 days of the Date of Termination, and warrants issued pursuant to warrant certificates and any stock options previously granted to Employee under stock option plans and/or stock option agreements shall be exercisable only in accordance with the respective terms and conditions thereof. Anything in this Agreement to the contrary notwithstanding, Employee shall be entitled after the Disability
Effective Date to receive disability and other benefits as in effect with respect to executive officers of Signal and their families.

		(c)     CAUSE; OTHER THAN FOR GOOD REASON.

			If Employee's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to Employee other than the obligation to pay to Employee his Annual Base Salary and vacation accrued through the Date of Termination plus the amount of any compensation previously deferred by Employee, in each case to the extent theretofore unpaid. If Employee terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to Employee, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to Employee in a lump sum in cash within 30 days of the Date of Termination.

		(d)  GOOD REASON; OTHER THAN FOR CAUSE OR DISABILITY

			If, during the Employment Period, Signal should terminate Employee's employment other than for Cause or Disability, or if Employee should terminate employment under this Agreement for Good Reason:

			(i) Signal shall pay to Employee the following amounts as liquidated damages for all claims and no other amounts:

			A. all Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

			B. an amount equal to one year of the Annual Base Salary in effect on the Date of Termination payable in monthly installments; provided, however, that such amount may , at the election of Employee, be paid in a lump sum if Signal is at such time operating at a profit as indicated by its Net Income (Loss) in its most recent audited financial statements (and interim statements do not indicate that it is likely that Signal will incur a Net Loss for such then-current fiscal year); and further provided that such lump sum payment will not have a material detrimental effect on Signal's working capital.

			(ii)  For one year following the Date of
Termination, Signal shall continue all benefits to Employee and/or Employee's family provided on the Date of Termination, which shall at least equal those described in EXHIBIT B.

	5.      RIGHT TO PURCHASE EMPLOYEE'S STOCK

		(a) In the event that the employment of Employee with Signal is terminated by (i) Signal under Section 3(b) or (ii)
Employee voluntarily leaves the employ of Signal without Good Reason during the Initial Term, Signal (or its designee) shall have the right, but not the obligation, for a period of thirty (30) days following the Date of Termination, to purchase all but not less than all of the shares of Common Stock issued pursuant to (A) Section 2(b)(v) hereof and (B) the exercise of warrants under the Warrant Certificate, which right shall be exercised by Signal or its designee by written notice to Employee. The per share purchase price for such Stock shall, in each instance, be the greater of (i) the per share value of the consideration exchanged or paid, as the case may be, for such shares and (ii) the average of the daily market closing prices of the 30 consecutive trading days immediately preceding the Date of Termination.

		(b) In the event Signal, or its designee, elects to purchase Common Stock as provided above, the respective parties shall close the purchase and sale of such Common Stock on the 30th day (or next business day if the 30th day is not a business day) after the date of written notice to Employee from Signal at 10:00 a.m. at the then principal offices of Signal. At the closing, Signal, (or its designee), will pay the purchase price for the Common Stock by bank or certified check or wire transfer of immediately available funds in full, and Employee shall deliver the certificates for all of the Common Stock, duly endorsed with payment of all stock transfer taxes, if any, and free and clear of any and all claims, liens or encumbrances.

	6.  SETTLEMENT OF DISPUTES.

		Any dispute between the parties relating solely to the employment of Employee hereunder (other than injunctive relief), shall be submitted to binding arbitration in accordance with the following provisions :

		(a) Within ten (10) days after notice of submitting the applicable issue to arbitration (the "ARBITRATION NOTICE") is given by a party (the "INITIAL PERIOD"), each party shall designate up to three arbitrators in priority from one to three, who are currently available for arbitration of disputes in New
York, New York, as a potential arbitrator. Any arbitrator designated by both parties shall be selected as the arbitrator pursuant to this subsection. If both parties designate more than one arbitrator, then the arbitrator with the highest common priority shall be selected. In the event that no arbitrator has been designated by both parties, within ten (10) days after the expiration of the Initial Period, each party will designate three additional arbitrators. In the event that the parties are unable to agree upon an arbitrator within twenty (20) days after delivery of the Arbitration Notice, the parties agree to accept an arbitrator selected by the American
Arbitration Association. If a party fails to submit a list of arbitrators within any ten (10) day designation period, the arbitration shall be conducted solely by the arbitrator with the highest priority designated by the other party.

	(b) The party which loses such arbitration shall pay all legal fees and expenses which both parties may reasonably incur as a result of any arbitration, but in no event shall any party be required to pay legal fees and expenses of the other party in any arbitration in an amount exceeding $20,000; provided, however, that if there is no clear-cut loser in any such arbitration, the allocation of the parties' reasonable legal fees and expenses shall (subject to such $20,000 limitation) be determined by the arbitrator.

	(c) The parties agree to request that the arbitrator appointed pursuant to the procedure agreed upon above shall, as soon as reasonably practicable after his or her appointment, and after consultation with the parties, set an arbitration date of no later than thirty days after his or her appointment. If that arbitrator is unable to conduct the arbitration during such thirty day period then the parties shall select a new arbitrator in accordance with Section 6(a).

	(d) The arbitration shall be conducted pursuant to the rules of the American Arbitration Association, as then in effect; provided, however, that no discovery shall be allowed, except to the extent ordered by the arbitrator. The parties agree that a final order from the arbitrator relating to any arbitration shall be rendered on or before the tenth day after submission of each side's arguments, unless circumstances not within the control of either party make rendering of such an order by this date impossible.

	(e) The decision of the arbitrator shall be binding upon all parties and no appeal may be taken therefrom; provided, however, that no decision by such arbitrator shall include the award of punitive damages. The decision of the arbitrator shall be enforced and honored by the parties hereto without the necessity of confirmation by a court, but the parties hereto expressly reserve the right to seek such confirmation in accordance with the laws of the State of Tennessee.

	(f)  This arbitration shall be conducted in New York, New
York.


	7.  CONFIDENTIAL INFORMATION.

		Employee shall hold in a fiduciary capacity for the benefit of Signal all secret or confidential information, knowledge or data relating to Signal and its subsidiaries which shall be obtained by Employee during Employee's employment by Signal which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement). After termination of Employee's employment with Signal, Employee shall not, without the prior written consent of Signal, communicate or divulge any such information, knowledge or data to anyone other than Signal and those designated by it.

	8.  COVENANT NOT TO COMPETE.

	(a) In consideration of the execution of this Agreement and the compensation to be paid to Employee hereunder, Employee agrees that while he is an employee and for a period of one (1) year from the date upon which Employee's employment with Signal has been terminated by Signal without Cause, or by Employee for Good Reason, he will not directly or indirectly engage or invest in, or counsel, or advise, or be employed by any business enterprise engaged in the manufacture and/or distribution of items competing with the product lines of Signal ("COMPETITIVE BUSINESS") provided that, and so long as, Signal meets its obligations under Section 4(d) hereof. It is understood and agreed that Sherri Winkler's direct or indirect participation in the ownership and/or management of Ocean Pacific Apparel Corp. shall not be deemed to violate the terms of this covenant not-to-compete.

Notwithstanding the foregoing, Employee may own, beneficially or legally, or a combination of both, up to four and nine-tenths per cent (4.9%) of any publicly held Competitive Business.

		(b) Employee further agrees that he will not (i) at any time during or within two years after the termination of his employment with Signal, however caused, solicit, interfere with, employ, endeavor to entice away from Signal, or any subsidiary or affiliate of Signal, any supplier or employee and (ii) so long as the covenant-not-to-compete described in Section 8(a) is in effect, solicit, interfere with or endeavor to entice away any customer of Signal. It is further understood and agreed that Sherri Winkler's direct or indirect participation in the ownership and/or management of Ocean Pacific Apparel Corp. shall not be deemed to violate the terms of this nonsolicitation provision.

	9. PAYMENT OF OUTSTANDING OBLIGATIONS.

       (a)      Signal shall pay to Employee $120,000 ,
constituting the unpaid portion of all commissions payable to Employee for sales completed prior to the purchase of American
Marketing Works, Inc. by Signal, as follows :

		(i)  $10,000 shall be paid on the date this
Agreement is executed,    and

		(ii) installments of $10,000 per month shall be paid on the first business day of each month commencing May 1, 1995 and ending on March 1, 1996.

	(b) Signal shall pay to Employee, Sherri Winkler and MW Holdings, L.P. $ 66,927.67 in the aggregate, which the parties hereto agree shall constitute all of the unpaid interest owing on the Purchase Notes as of the date of this Agreement, in eleven equal monthly installments of $5575 on the first business day of each month commencing on May 1, 1995 and ending on March
1, 1996 and one installment of $5602.67 on April 1, 1996.

Notwithstanding anything contained herein to the contrary, the payment obligations described in this Section 9 shall survive any termination of Employee's employment or the expiration of the Employment Period.

	10.  EQUITABLE RELIEF.

		Employee acknowledges that the services to be rendered under the provisions of this Employment Agreement are of a special, unique and extraordinary character and it would be difficult or impossible to replace such services and that by reason thereof Employee agrees and consents that if he violates the provisions of Sections 2, 7 and 8 of this Employment
Agreement, Signal, in addition to any other rights and remedies available under this Employment Agreement or otherwise, shall be entitled to an injunction to be issued by any tribunal of competent jurisdiction restricting Employee from committing or continuing any violation of this Employment Agreement. Signal shall not be required to post a bond or other security in connection with seeking or obtaining any such injunction.

		11.  SUCCESSORS.

		(a) This Agreement is personal to Employee and without the prior written consent of Signal shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives.

		(b) This Agreement shall inure to the benefit of and be binding upon Signal and its successors and assigns.

		(c) Signal will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Signal to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Signal would be required to perform it if no such succession had taken place. As used in this Agreement, "SIGNAL" shall mean Signal Apparel Company, Inc. and any successor to its business and/or assets.

	12. OCEAN PACIFIC LICENSE AGREEMENT. Notwithstanding anything contained herein to the contrary, this Agreement shall not become effective and the Commencement Date shall not have occurred until Signal and Ocean Pacific Apparel Corp. shall have entered into a license agreement which expires in April 1997 and is satisfactory to Signal.

	13. MISCELLANEOUS.

		(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

		(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party; overnight courier; registered or certified mail, return receipt requested, postage prepaid; or facsimile transmission addressed as follows:

		IF TO EMPLOYEE:

			Marvin Winkler
			428 Gentlemen's Ridge
			Signal Mountain, TN 37377
			Telecopier No.: (615) 886-2083

		with a copy to:

			Jeffer, Mangels, Butler & Marmaro
			2121 Avenue of the Stars, Tenth Floor
			Los Angeles, California 90067
			Attention: Ron R. Goldie, Esq.
			Telecopier No.: (310) 203-0567


		IF TO SIGNAL:

			Signal Apparel Company, Inc.
			200 Manufacturer's Road
			Chattanooga, TN  37405
			Attn: William Watts
			Telecopier No.: (615) 752-2040

		 with a copy to:

			 Witt, Gaither & Whitaker, P.C.
			 1100 American National Bank Bldg.
			 Chattanooga, Tennessee 37402
			 Attention: John F. Henry, Jr.
			 Telecopier No.: (615) 266-4138

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

		(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

		(d) Signal may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

		(e) Employee's or Signal's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof. Any waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall much waiver constitute a continuing waiver unless otherwise expressly provided.

		(f) Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of the parties hereto.

		(g) This Agreement contains the entire understanding of Signal and Employee with respect to the subject matter hereof, and may not be assigned by either party hereto without the prior written consent of the other party.

	IN WITNESS WHEREOF, Employee has hereunto set his hand and Signal has caused these presents to be executed in their names on their behalf, all as of the day and year first above written.

				/s/ Marvin Winkler
				Marvin Winkler



				SIGNAL APPAREL COMPANY, INC.


Attest:/s/ Pamela J. Gentry     By:/s/ William H. Watts
Assistant Secretary             Its: Chief Financial Officer



LIST OF OMITTED EXHIBITS

EXHIBIT A       INVESTMENTS
EXHIBIT B       LIST OF EMPLOYEE BENEFITS
EXHIBIT C       REGISTRATION RIGHTS AGREEMENT

The Company hereby agrees to furnish a copy of any such omitted exhibit supplementally upon request of the Commission's Staff.